nLIGHT, Inc. Appoints Gerald M. Haines to Board of Directors

CAMAS, Wash., January 6, 2026 - nLIGHT, Inc. (Nasdaq: LASR), a leading provider of high-power lasers for mission critical directed energy, optical sensing, and advanced manufacturing applications, today announced the appointment of Gerald (“Gerry”) Haines to its Board of Directors as a Class I director with a term expiring at the Company’s 2028 annual meeting of stockholders. Mr. Haines also was appointed to serve on the Audit Committee of the Board of Directors. With a distinguished background spanning both finance and legal roles and strong experience in defense technology at Mercury Systems, Mr. Haines will enhance the company’s governance, compliance, and long-term growth strategy.

“Defense technology is a sector where the combination of financial and legal expertise and insight are critical inputs to inform strategic decisions.” commented Scott Keeney, nLIGHT’s Chairman and Chief Executive Officer. “Gerry has a unique background that can provide valuable perspective as we continue to focus on aerospace & defense growth opportunities.”

“I am delighted to join nLIGHT’s Board of Directors and to partner with Scott and the broader leadership team as the Company expands its focus in the aerospace & defense markets,” said Gerry Haines. “Drawing on my experience in financial and strategic leadership across multiple related industries, I hope to provide insights and guidance supporting the Company’s mission and growth ambitions.”

Mr. Haines is a seasoned C-suite executive with more than two decades of leadership experience in aerospace & defense, advanced manufacturing, high-technology, alternative energy, biotechnology, and life sciences. He has provided executive leadership across finance, accounting, corporate development, legal, governance, compliance, investor relations, program management and other functions, and has been a trusted partner to CEOs and corporate boards throughout his career.

Mr. Haines most recently served as Chief Financial Officer of Metabolon. Prior to that, he was Executive Vice President and CFO of Impulse Dynamics and, earlier, held multiple senior leadership roles at Mercury Systems, including CFO and head of corporate development, where he helped drive substantial revenue and earnings growth, operational scaling, and strategic acquisitions in the aerospace and defense sector. His earlier career includes executive roles at Verenium, Enterasys Networks, and Applied Extrusion Technologies, where he led major transactions, corporate restructurings, governance initiatives, and global operational programs. Haines holds a J.D. from Cornell Law School and a B.S. in Business Administration from Boston University.

About nLIGHT
nLIGHT, Inc. is a leading provider of high-power lasers for mission critical directed energy, optical sensing, and advanced manufacturing applications. Headquartered in Camas, Washington, nLIGHT employs approximately 800 people with operations in the United States, Europe and Asia. For more information, please visit www.nlight.net.

For more information contact:

John Marchetti
VP Corporate Development and Investor Relations
nLIGHT, Inc.
(360) 566-4460
john.marchetti@nlight.net